Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces Second Quarter 2014 Financial Results

---ResponseDX® Revenue sets record for quarterly DX sales as testing volume again increases over prior quarter ---

LOS ANGELES, August 14, 2014 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights:

•	Record ResponseDX® revenues increase 18% over Q2 2013 and 11% over Q1 2014

•	Volume increases 16% over Q1 2014

•	Gross margins increase to 40%

•	Operating loss decreases 11% from Q1 2014

Total revenue for the second quarter ended June 30, 2014 was $4.3 million compared to $3.9 million for the quarter ended March 31, 2014 and $5.3 million for the quarter ended June 30, 2013. Relative to the first quarter of 2014, total revenue increased 10%. The decrease in total revenue from the quarter ended June 30, 2013 came solely from pharmaceutical client revenue, which can vary significantly on a quarterly basis by its very nature and concentration. Additionally, second quarter 2013 pharma revenue included a $500,000 GSK milestone payment.

The Company’s ResponseDX® revenue of $3.7 million increased 18% over the quarter ended June 30, 2013 and 11% over the quarter ended March 31, 2014. ResponseDX® volume, or samples processed, also increased 16% over the quarter ended March 31, 2014. Total pharma revenue increased over the prior quarter as well, posting a 4% gain over the quarter ended March 31, 2014.

The Company believes its ResponseDX® revenue increased as a result of its focused commercialization plans resulting in increased volume related to TC/PC testing services as well as the introduction of the company’s new ResponseDX: Tissue of OriginTM test in February 2014. The Company expects further increases in revenue and volume resulting from its growing TC/PC testing service, the expansion of the Company’s testing menu, the focus on its new ResponseDX: Tissue of OriginTM test as well as other initiatives in process.

The Company's gross margins were 40% for the quarter ending June 30, 2014 compared to 37% for the first quarter of 2014 and 49% for the second quarter of 2013. The increase in gross margin from the first quarter of 2014 is largely the result of the increase in ResponseDX® revenue. The decrease in gross margin from the second quarter of 2013 can be directly attributed to the decrease in pharmaceutical revenue which varies significantly on a quarterly basis and the one time pharma milestone payment received in the second quarter of last year.

Total operating expenses for the second quarter 2014 were $4.8 million, compared to $4.9 million for the quarter ended March 31, 2014 and $3.9 million for the same period last year.

“We are especially pleased with the continued growth in both our DX revenue and unit volume which again increased over the immediate prior quarter. Second quarter DX revenue set a record for the Company’s quarterly DX sales. We believe that our record quarterly ResponseDX® revenues indicate that the efforts made over the past two years are taking hold. Additionally, we expect our future pharma revenues to begin benefiting from the launch of testing services related to initiatives and activities that we have in place,” said Thomas A. Bologna, the Company’s Chairman & Chief Executive Officer.

Mr. Bologna added, “We expect 2014 could be a transformational year for our Company in many respects, not the least of which is we expect both ResponseDX® unit volumes and revenue to continue to increase as a result of the initiatives and infrastructure that we implemented over the last two years, including our TC/PC program, our recently acquired and launched ResponseDX: Tissue of OriginTM test, the introduction of several new tests and our where-with-all to provide unique testing services resulting from our patient-centric, multiple technology approach for providing pathologists and oncologists with testing options that they deem best suited for each of their patients based on individual patient needs. With these offerings in place, and our emphasis on execution, we believe we have strengthened our position as a content driven, solid tumor, molecular diagnostics company with a differentiated approach for today’s rapidly changing and increasing cost conscious healthcare environment.”

Cash and cash equivalents at June 30, 2014, were $2.1 million. On July 30, 2014, the Company secured a $12.0 million credit facility which included an initial draw of $8.5 million. Additional details can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on August 5, 2014.

The Company’s net loss for the quarter ended June 30, 2014 was $3.1 million, or $0.08 per share, compared to a net loss of $3.5 million, or $0.09 per share, for the quarter ended March 31, 2014 and $1.3 million, or $0.04 per share, for the quarter ended June 30, 2013.

Recent Development and Highlights

$12.0M Credit Facility Secured

On July 30, 2014, the Company and SWK Funding LLC, a wholly-owned subsidiary of SWK Holdings Corporation, entered into a credit agreement that provided Response Genetics with a term loan in the principal amount up to $12.0 million. Response Genetics drew the first tranche of $8.5 million at the closing of the new credit facility and a second tranche is conditional upon the Company's request and the achievement of a revenue milestone.

Launch of ResponseDX: Tissue of OriginTM test

In February of 2014, the Company formally launched its ResponseDX: Tissue of OriginTM test which continues to gain sales momentum since its introduction in the first quarter of 2014. The test is the result of the acquisition of the key assets of Pathwork Diagnostics, Inc., which included its FDA-cleared, Medicare-reimbursed, Tissue of Origin cancer test. The acquired assets and associated test uses a proprietary microarray platform and proprietary software to compare the expression of 2,000 genes in a patient's tumor with a panel of 15 known tumor types that represent 90% of all cancers. The test received FDA clearance in June 2010 and is the most published and extensively validated molecular diagnostic test of its kind. The Company has begun receiving orders and payments from entities that have not previously done business with the Company, which is presenting new opportunities for the overall growth of the ResponseDX® business.

TC/PC Offering Facilitates Increased DX Testing Volume

Introduced late in September of 2013, the Company has continued to realize meaningful revenue and volume increases attributable to the sales of its newly developed state-of-the-art technical component/professional component (TC/PC) testing service in the first and second quarters of 2014. TC/PC describes a process by which the TC (technical component) and the PC (professional component) for each case are split apart and billed separately by the laboratory that generates the data and the pathologist or medical group that performs the analysis. This service enables the Company to pursue larger accounts where the ordering pathologists wish to retain the professional component, or the interpretation of the technical results. The Company believes this opens up a broad market opportunity as some ordering pathologists and hospitals prefer to keep this step of the testing process in house and is often taken into consideration as a basis for laboratory selection.

Company Enters Next Generation Sequencing Market with Proprietary Panel Developed by the Knight Cancer Institute

The Company recently entered into an exclusive commercial agreement with the Knight Diagnostic Laboratories at Oregon Health & Science University (“OHSU”) for a proprietary next generation sequencing panel for lung cancer. The panel provides full gene sequencing of the actionable genes for lung cancer rather than detection only of so-called hot spots. The collaboration leverages Response Genetics' national sales force. With the addition of the OHSU next-generation sequencing panel for lung cancer, Response Genetics offers oncologists and patients analyses of actionable genetic markers across six different tumor types and four different testing modalities. All of these tests will leverage Response Genetics' state-of-the-art reporting that gives physicians easy to understand actionable information for patients.

Conference Call Details

To access the conference call by phone on August 14, 2014 at 10:00 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through August 16, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 85351902.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com/events.cfm. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

All results reflected in this press release should be considered preliminary and are subject to change until the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 is filed with the Securities and Exchange Commission.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to strengthen and expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide the ResponseDX: Tissue of OriginTM test, the TC/PC pathology partnering program, the ResponseDX: Comprehensive Lung Profile, clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2013	2014
		(Unaudited)

Cash and cash equivalents	$8,148,599	$2,136,623
Accounts receivable, net	6,225,923	6,529,550
Prepaid expenses and other current assets	981,908	1,146,921
Total current assets	15,356,430	9,813,094

Property and equipment, net	1,934,582	1,691,538
Intangible assets, net	767,223	718,018

Total assets	$18,058,235	$12,222,650

Accounts payable	$1,694,312	$1,658,383
Accrued expenses	3,811,315	3,854,557
Other current liabilities	157,238	101,015
Total current liabilities	5,662,865	5,613,955

Other liabilities	1,136,419	1,595,058
Common stock classified outside of stockholders’ equity	5,500,000	-
Total stockholders’ equity	5,758,951	5,013,637

Total liabilities, common stock classified outside of stockholders’ equity and stockholders’ equity	$18,058,235	$12,222,650

The condensed consolidated balance sheet at December 31, 2013 is derived from the audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2013.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2013	2014	2013	2014
Net revenue	$5,313,914	$4,281,235	$10,938,105	$8,176,169

Cost of revenue	2,707,966	2,585,738	5,241,688	5,024,114

Gross profit	2,605,948	1,695,497	5,696,417	3,152,055

Operating expenses:
Selling and marketing	1,321,760	1,283,080	2,763,995	2,735,984
General and administrative	2,109,268	3,046,599	4,244,433	6,060,556
Research and development	447,686	473,324	744,886	940,890
Total operating expenses	3,878,714	4,803,003	7,753,314	9,737,430

Operating loss	(1,272,766)	(3,107,506)	(2,056,897)	(6,585,375)

Other income (expense):
Interest expense	(20,756)	(23,151)	(40,186)	(47,372)
Interest income	2	2	45	3
Other	(3,634)	(8,260)	(24,420)	(10,667)

Net loss	(1,297,154)	(3,138,915)	(2,121,458)	(6,643,411)

Unrealized loss on foreign currency translation	(2)	(661)	(1,855)	(22,890)
Comprehensive loss	$(1,297,156)	$(3,139,576)	$(2,123,313)	$(6,666,301)

Net loss per share — basic and diluted	$(0.04)	$(0.08)	$(0.06)	$(0.17)

Weighted-average common shares — basic and diluted	32,798,010	38,732,793	32,797,819	38,726,196

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